EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-1 No. 333-179115) of The Active Network, Inc., and

(2)	Registration Statement (Form S-8 No. 333-174498) pertaining to the 2011 Equity Incentive Award Plan, the 2011 Employee Stock Purchase Plan and the 2002 Stock Option/Stock Issuance Plan of The Active Network, Inc.;

of our report dated March 16, 2012, with respect to the consolidated financial statements of The Active Network, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

San Diego, CA

March 16, 2012